Exhibit 99.1

Shareholder Relations NEWS RELEASE
288 Union Street,
Rockland, MA 02370

Contacts:

Jeffrey Tengel
President and
Chief Executive Officer
(781) 982-6660

Mark J. Ruggiero
Chief Financial Officer
(781) 982-6281

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP.
ANNOUNCES 8.5% INCREASE IN QUARTERLY DIVIDEND

Rockland, MA (March 19, 2026) - The Board of Directors of Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced a $0.64 per share dividend, representing an increase of $0.05 from the prior quarter. The dividend will be payable on April 9, 2026, to stockholders of record as of the close of business on March 30, 2026.

“We are pleased to announce an 8.5% increase in our annual dividend, reflecting improvement in the Company’s profitability and its commitment to providing sustainable levels of return on capital to our shareholders,” stated Jeffrey Tengel, Chief Executive Officer of Independent Bank Corp.

ABOUT INDEPENDENT BANK CORP.

Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. With retail branches in Eastern Massachusetts, Worcester County, and Southern New Hampshire as well as commercial banking and investment management offices in Massachusetts, New Hampshire, and Rhode Island, Rockland Trust offers a wide range of banking, investment, and insurance services to individuals, families, and businesses. Rockland

Trust also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender.

Category: Dividends Releases